Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE appoints life sciences industry executive, alan l. rubino to its board

ALPHARETTA, GA, September 4, 2013 – SANUWAVE Health, Inc. (OTCBB: SNWV) today announced the appointment of Alan L. Rubino to the Company’s Board of Directors. Mr. Rubino has more than 30 years of experience at every level of the biopharmaceutical industry, including positions focused on sales and marketing and SEC matters. With this appointment, the Company’s Board has four members.

“We are delighted to welcome Alan to our Board of Directors,” said Kevin A. Richardson, Chairman of the Board of Directors of SANUWAVE. “Throughout his career, Mr. Rubino has developed a strong network of industry experts including medical device distributors. His industry knowledge and strong relationships with companies that are addressing chronic diabetes issues will be of great value to SANUWAVE. We look forward to benefiting from his guidance as we work diligently to advance SANUWAVE and create shareholder value.”

Mr. Rubino has served as President and Chief Executive Officer of Emisphere Technologies, Inc. since September, 2012.  Previously, Mr. Rubino served as the CEO and President of New American Therapeutics, Inc., CEO and President of Akrimax Pharmaceuticals, LLC., and President and COO of Pharmos Corporation.  Mr. Rubino has continued to expand upon a highly successful and distinguished career that included Hoffmann-La Roche Inc. where he was a member of the U.S. Executive and Operating Committees and a Securities and Exchange Commission (SEC) corporate officer.  During his Roche tenure, he held key executive positions in marketing, sales, business operations, supply chain and human resource management, and was assigned executive committee roles in marketing, project management, and globalization.  Mr. Rubino also held senior executive positions at PDI, Inc. and Cardinal Health.  He holds a BA in economics from Rutgers University with a minor in biology/chemistry and completed post-graduate educational programs at the University of Lausanne and Harvard Business School.  Mr. Rubino serves on the Boards of Aastrom Biosciences, Inc. and Genisphere, LLC and is also on the Rutgers University Business School Board of Advisors.

Commenting on his appointment, Mr. Rubino said, “I am most enthusiastic about joining the Company’s Board of Directors at this time. SANUWAVE represents a compelling growth opportunity with the dermaPACE Phase III clinical trial underway in the U.S. and the on-going use of the dermaPACE and orthoPACE devices outside the United States. I look forward to working with the management team to expand the international distribution of their medical devices and to develop value-enhancing strategies to compete in multiple large market opportunities.”

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

DC Consulting, LLC

407-792-3333

investorinfo@dcconsultingllc.com

CAP Strategies, LLC
215-340-1241
lisa.caperelli@gmail.com